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                                                                     Exhibit 4.2

                             PROVIDIAN CORPORATION
                               Providian Center
                            400 West Market Street
                          Louisville, Kentucky  40202



                                                              September 27, 1996



First Trust of New York, National Association
100 Wall Street
New York, New York  10005

Gentlemen:

     This Letter Agreement confirms our appointment of you and any corporation into which you may be merged or converted or with which you may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which you shall be a party, or any corporation succeeding to your corporate agency or corporate trust business as Paying Agent and Calculation Agent in respect of, and in accordance with the terms and provisions of a series of Securities to be issued under the Indenture, dated as of January 1, 1994, (herein called the "Indenture"), between Providian Corporation (the "Company") and First Trust of New York, National Association (as successor to Morgan Guaranty Trust Company of New York) as Trustee (the "Trustee"), and entitled the Medium-Term Notes, Series E (the "Medium-Term Notes") of the Company, which Medium-Term Notes are to be issued substantially in the forms attached hereto as Annex I. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

     This Letter Agreement further confirms our appointment of you and any such successor corporation as Issuing Agent in connection with certain procedures to be followed with respect to the settlement of sales of Medium-Term Notes in accordance with the Administrative Procedure (the "Procedure") attached hereto as Annex II.

     You agree to perform the duties and obligations and carry out the transactions ascribed to the Paying Agent and Calculation Agent in the Indenture, the Notes and the Procedure (the Indenture, the Notes, the Procedure and this Letter Agreement being referred to collectively herein as the "Documents") and to the Issuing Agent in the Procedure. In addition, you will
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furnish the Company with appropriate records of all transactions carried out by you as Paying Agent and as Calculation Agent and as Issuing Agent at such intervals as the Company shall from time to time request.

     You and the Company agree as follows:

     (i) You undertake to perform such duties and only such duties as are specifically set forth in the Documents, you shall be responsible only for the performance of such duties and obligations as are specifically set forth in the Documents and no implied covenants or obligations shall be read into the Documents against you.

     (ii) In the absence of bad faith on your part, you may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to you and conforming to the requirements of the Documents; but in the case of any such certificates or opinions which pursuant to the Documents are specifically required to be furnished to you, you shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Documents.

     (iii) No provision of the Documents shall be construed to relieve you from liability for your own negligent action, your own negligent failure to act, or your own wilful misconduct, except that

          (a) this clause (iii) shall not be construed to limit the effect of clauses (i) and (ii) above;

          (b) you shall not be liable for any error of judgment made in good faith by any of your officers or employees unless it shall be proved that you or they were negligent in ascertaining the pertinent facts; and

          (c) no provision of the Documents shall require you to expend or risk your own funds or otherwise incur any financial liability in the performance of any of your duties under the Documents, or in the exercise of any of your rights or powers, if you shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to you.

     (iv) Whether or not therein expressly so provided, every provision of the Documents relating to your conduct, affecting your liability or affording protection to you shall be subject to the provisions of clauses (i), (ii) and
(iii) above.

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     (v) Subject to clauses (i), (ii), (iii) and (iv) above:

          (a) you may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by you to be genuine and to have been signed or presented by the proper party or parties;

          (b) any request or direction of the Company mentioned in the Documents shall be sufficiently evidenced by a written request or order signed in the name of the Company by its Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary, an Assistant Secretary, or an Assistant General Counsel and any resolution of the Board of Directors may be sufficiently evidenced by a copy of a resolution certified by the Secretary, an Assistant Secretary, or an Assistant General Counsel of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification;

          (c) whenever in the performance of your duties under the Documents you shall deem it reasonably desirable that a matter be proved or established prior to taking, suffering or omitting any action under the Documents, you (unless other evidence be specifically prescribed in the Documents) may, in the absence of bad faith on your part, rely upon a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, an Assistant Secretary or an Assistant General Counsel of the Company;

          (d) you may consult with counsel and the written advice of such counsel or any written opinion of such counsel as shall be acceptable to you (and who may be counsel to the Company) shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you under the Documents in good faith and in reliance thereon;

          (e) you shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but you, in your discretion,

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          may make such further inquiry or investigation into such facts or matters as you may reasonably see fit, and, if you shall determine to make such further inquiry or investigation, you shall be entitled to conduct, during the Company's regular business hours, a reasonable examination of the books, records and premises of the Company, personally or by agent or attorney; and

          (f) you shall not be liable for any action taken or omitted by you in good faith and believed by you to be authorized or within the discretion, rights or powers conferred upon you by the Documents. Neither you nor your officers or employees shall be required to ascertain whether any issuance or sale of Notes has been duly authorized or is in compliance with any other agreement to which the Company is a party.

     The Company agrees:

     (i) to pay to you such reasonable compensation as shall be agreed to by you and the Company from time to time for all services rendered by you pursuant to the Documents;

     (ii) to reimburse you upon your request for all reasonable expenses, disbursements and advances incurred or made by you in accordance with the Documents (including the reasonable compensation and the reasonable expenses and disbursements of your agents and counsel), except to the extent any such expense, disbursement or advance is caused by your own negligence, bad faith, or wilful misconduct;

     (iii) to indemnify and hold harmless First Trust of New York, National Association, its directors, officers, employees and duly authorized agents from and against any loss, liability (including liability for penalties), claim, damage, action, suit, judgment, cost or expense except to the extent caused by the negligence, bad faith, or wilful misconduct of First Trust of New York, National Association, or such director, officer, employee or agent, arising out of or in connection with the performance of its or their duties under the Documents, including the reasonable costs and expenses of defending yourself against any such claim or liability.

     The obligations of the Company under clauses (ii) and (iii) immediately above shall survive termination of this Agreement.

     (iv) from time to time to furnish you with a certificate of the Company certifying the incumbency and specimen signatures of officers authorized (a) to execute Notes on behalf of the Company by manual or facsimile signature and (b) to give

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instructions to you in connection with the issuance of Notes (an "Authorized
Representative").

     All Note issuance instructions shall be given by an Authorized Representative by telephone, facsimile transmission, or in writing. Instructions given by telephone, facsimile transmission, or in writing shall be given by an Authorized Representative who has been previously certified in writing to you as a person authorized to give such instructions hereunder. All instructions must be received by you in the times set forth in the Procedure.

     It is understood that although you are instructed to deliver Notes against payment in immediately available funds, delivery of any certificated Notes, in accordance with the custom prevailing in the market, will be made before actual receipt of payment. Once you have delivered any certificated Notes to an Agent or its designated consignee or the designated consignee of the Company against receipt for payment, the Company shall bear the risk that such Agent or designated consignee fails to remit payment for such Notes or to return the same to you. It is further understood that each delivery of Notes hereunder shall be subject to the rules of the New York Clearing House in effect at the time of such delivery.

     Telephone instructions given by an Authorized Representative to you will be electronically voice-recorded by you, and the Company hereby consents to such recording. All issuance instructions given by telephone shall be immediately repeated back to the party giving such instructions to confirm that such instructions were correctly understood. Should any discrepancy develop with respect to such telephonic instructions, the instructions as repeated by you will be deemed the controlling and proper instructions. Subject to clauses (i),
(ii), (iii), and (iv) appearing on pages two and three of this Letter Agreement, you shall incur no liability to the Company in acting hereunder upon telephonic or other instructions contemplated hereby which the recipient thereof believed in good faith to have been given by an Authorized Representative.

     You may at any time resign as Paying Agent, Calculation Agent or Issuing Agent by giving written notice to the Company of such intention on your part, specifying the date on which your desired resignation shall become effective; provided, however, that such date shall be not less than three months after the giving of such notice. You may be removed at any time by the filing with you of an instrument in writing signed by a duly authorized officer of the Company and specifying such removal and the date upon which it is intended to become effective. Such resignation or removal shall take effect on the date of the appointment by the Company of a successor agent(s) and the acceptance of such appointment by such successor agent(s). In

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the event of your resignation, if a successor agent(s) has not been appointed by the Company within three months after the giving of notice by you of your intention to resign, you may, at the expense of the Company, petition any court of competent jurisdiction for appointment of a successor agent(s).

     If the foregoing is in accordance with your understanding, please sign and return to us seven counterparts hereof, whereupon this letter and the acceptance thereof by you shall constitute a binding agreement between you and us in accordance with its terms.

                              Very truly yours,

                              PROVIDIAN CORPORATION


                              By: /s/ R. Michael Slaven
                                 -----------------------
                                  R. Michael Slaven
                                  Assistant Secretary

Accepted in New York,
New York, as of the date
hereof:

FIRST TRUST OF NEW YORK,
  NATIONAL ASSOCIATION


By: /s/ M. Fahey
   -----------------------
    Name:
    Title:

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